SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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Sequa Corporation
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The following letter to employees and list of frequently asked questions were delivered to employees of the Company on July 9, 2007, following the announcement by the Company of its entry into a definitive agreement with The Carlyle Group:

Dear Valued Employees:

As you may know, today we issued a press release announcing that we have entered into a definitive agreement to be acquired by an investment fund affiliated with The Carlyle Group, a highly respected private equity firm.  This means that if all the conditions of the transaction are satisfied, including approval of the transaction by our stockholders, Carlyle will acquire all of the outstanding Class A and Class B shares of Sequa for $175.00 per share in cash.  Sequa would then become a privately-owned company, and its stock would cease trading on the NYSE.  A copy of the press release is attached for your reference.

This is an exciting and positive event in the history of Sequa.  We believe that being a private company will provide a number of benefits.  As a private company, we will have greater flexibility to focus on our long-term strategic direction to extend our market reach through internal and external growth strategies.

Carlyle is a highly-respected private equity firm with a demonstrated track record of investing in and improving the companies it acquires. More importantly, Carlyle is committed to working with us as we continue to offer our customers the great service they’ve come to expect.  We look forward to working with Carlyle to accelerate our progress.

While this transaction represents a change in ownership, no major shift in the way in which we conduct our business will result. I will remain Chief Executive Officer of Sequa, and I continue to be excited about our leadership position in the markets we serve and our value to our customers.

In the coming weeks, Sequa will file a preliminary proxy statement with the Securities and Exchange Commission (SEC).  When the SEC’s review is complete, our stockholders will be asked to vote their approval of the transaction.  We anticipate completion of the transaction in the fourth quarter of 2007.

As we work toward completing the transaction, we will do our best to address your questions in a timely and informative manner.  I have attached an Frequently Asked Questions (FAQ), which I hope addresses many of your questions at this time.  It's also important that during this period, we speak with one voice.  If you receive inquiries from the media or other interested third parties, please refer media and investor inquiries to our investor and public relations firm, Joele Frank, Wilkinson Brimmer Katcher at 212-355-4449.

This transaction is a testament to your talent and hard work.  I ask that you remain focused on executing our strategy, and I thank you for your continued commitment to Sequa.

Martin Weinstein
Chief Executive Officer

Employee FAQ

1.	What are you announcing? Why now?

Today we announced that Sequa has entered into a definitive merger agreement with an investment fund affiliated with The Carlyle Group, a highly-respected private equity firm.  This means that if all the conditions to the transaction are satisfied, including approval of the transaction by Sequa’s stockholders, Sequa would become a privately-owned company, and its stock would cease trading on the New York Stock Exchange.

The transaction is the result of the Board of Directors’ and Transaction Committee’s careful and thorough analysis.  We made this decision because we believe it is in the best interests of the Company and the best way to deliver maximum value to our stockholders.  Our Board unanimously supports the partnership with The Carlyle Group and recommends that our stockholders vote in favor of this transaction.

2.	Who is The Carlyle Group?

The Carlyle Group is a global private equity firm with $58.5 billion under management.  Carlyle invests in buyouts, venture and growth capital, real estate and leveraged finance in Asia, Europe and North America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, infrastructure, technology & business services and telecommunications & media.  Since 1987, the firm has invested $28.3 billion of equity in 636 transactions for a total purchase price of $132.0 billion.  The Carlyle Group employs more than 800 people in 18 countries.  In the aggregate, Carlyle portfolio companies have more than $87 billion in revenue and employ more than 286,000 people around the world.  For more information about The Carlyle Group, visit their website at www.carlyle.com.

3.	What will happen to our Company? Will divisions be sold off?

The Carlyle Group recognizes that Sequa is a great company with vibrant businesses and our success is driven by the ongoing efforts of our talented employees.  The Carlyle Group has a great respect for what we have achieved and has a long history of success in the aerospace and defense industry, as well as many other industries.

4.	Does the Carlyle Group support Sequa and will they maintain the Company’s vision?

The Carlyle Group is an experienced investor with a world class reputation and proven track record.  More importantly, The Carlyle Group will help us take Sequa to the next level as we continue to offer our customers the great service they’ve come to expect.  We look forward to working with them to accelerate our progress.

5.	Will there be layoffs as a result of this transaction?

We do not expect a major shift in the way in which we conduct our business as a result of this announcement.  The Carlyle Group has said that they believe Sequa is an outstanding company and that they believe our solid foundation in several key industries, together with the high quality of our management and employees, will position us well into the future.

6.	Will my compensation or benefits be affected? What about my 401(k)?

We expect there will be no impact on employees’ benefits or compensation.  401(k) accounts will not be affected by the transaction.

7.	What happens to the Sequa stock or options that I own?

Upon completion of the transaction, all shares of Sequa common stock will be purchased for $175.00 per share in cash.

Unvested options will vest and unexercised options will automatically be cashed out based on the transaction price.

8.	If I have additional questions, who can I ask?

We encourage you to speak with your manager.  While the merger process places some limits on what we can communicate, we will do our best to share the status of the transaction as information becomes public.

Important Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed Merger.  In connection with the Merger and required shareholder approval, the Company will file relevant materials with the Securities and Exchange Commission, including a proxy statement on Schedule 14A, which will be mailed to the shareholders of the Company. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  Shareholders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed by the Company at the Securities and Exchange Commission's web site at http://www.sec.gov.  The proxy and other documents also may be obtained for free from the Company’s website at http://www.sequa.com.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed transaction. Information regarding the interests of such directors and executive officers was included in the Company's Proxy Statement for its 2007 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 13, 2007, and information concerning all of the Company’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available.  Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov and from the Company by directing such request to the address provided in the section above.